Exhibit 10.66

AGREEMENT REGARDING LEADERSHIP SHARES PLAN

This Agreement is entered into as of February     , 2004 among the directors and officers of Levi Strauss & Co., a Delaware corporation (“LS&CO.”), who are signatories hereto (each a “Participant”) with respect to LS&CO.’s Leadership Shares Plan (the “Plan”).

RECITALS

A. Each of the Participants has received one or more awards of Leadership Shares (“Awards”) under the Plan, including an Award from the 2000 Grant Cycle (a “2000 Award”).

B. The Human Resources Committee of LS&CO.’s Board of Directors (the “HR Committee”) has approved recommendations of LS&CO.’s management with respect to certain aspects of the Plan and its administration, including recommendations with respect to the manner in which Leadership Value Added (“LVA”) is calculated for fiscal year 2003 (“2003”) and fiscal year 2004 (“2004”) and the extension of the vesting and payment periods, and modification of the vesting criteria, applicable to the 2000 Awards held by the Participants. The full Board of Directors has also approved such actions of the HR Committee.

C. Through this Agreement, each of the Participants desires to confirm his or her support for and agreement to be bound by the HR Committee’s actions and determinations. Each of the Participants is entering into this Agreement in consideration of each of the other Participants’ agreements hereunder.

AGREEMENT

1. Acknowledgement of HR Committee Determinations. Each of the Participants acknowledges that the HR Committee, on the recommendation of LS&CO.’s management and with the concurrence of the full Board of Directors, at its meetings on December 18, 2003, January 8, 2004 and February 4, 2004 exercised its discretion under the Plan to make the following determinations (collectively, the “HR Committee Determinations”):

(a) LVA Calculations and Projected Leadership Share Values. LVA for 2003 and 2004 will be calculated in accordance with the recommendations made by LS&CO.’s management at the HR Committee’s December 18, 2003, January 8, 2004 and February 4, 2004 meetings. Based on these recommendations and the current financial plan for 2004, LS&CO.’s management has advised the HR Committee that the value of the 2000 Awards is anticipated to be approximately $1.00 per Leadership Share as of the end of 2003 and $12.00 per Leadership Share as of the end of 2004.

(b) Vesting and Payment Dates for 2005 Installment. With respect to each of the Participants, the vesting and payment terms applicable to 2000 Awards are modified such that the installment originally scheduled to vest at the end of 2004 and be paid in February 2005 (the “2005 Installment”) will instead vest in three equal tranches at the end of 2004, fiscal year 2005 and fiscal year 2006, with each of such tranches, to the extent vested and otherwise payable, to be paid in February of the ensuing year.

(c) Vesting Criteria for 2005 Installment. With respect to each of the Participants, the vesting criteria applicable to 2000 Awards are modified such that each of the three tranches of the 2005 Installment will vest only if:

(i) LS&CO. is in compliance throughout the relevant fiscal year with all financial covenants applicable to it under its credit agreements and reasonably projects, as of the payment date, that it will be in compliance with such covenants throughout the following fiscal year (the “Financial Performance Condition”); and

(ii) such Participant remains an employee or director, as the case may be, of LS&CO. and performing at an acceptable level on the vesting date for such tranche (the “Employment Condition”).

A Participant whose employment by or service as a director of LS&CO. terminates prior to a vesting date for any reason (including voluntary resignation, involuntary termination with or without cause, retirement or layoff) will be deemed not to satisfy the Employment Condition as of that vesting date, except that a Participant whose employment terminates due to death or an authorized Long-Term Disability (as defined in the Plan) on or after November 28, 2004 will be deemed to meet the Employment Condition as of all vesting dates.

(d) Adjustment of Financial Performance Condition. In establishing the Financial Performance Condition, the HR Committee has endeavored to set a standard that (i) represents a level of future financial performance viewed as adequate for LS&CO. as its business is presently constituted and (ii) furthers the Plan’s stated purpose of aligning the interests of Plan participants with the interests of shareholders. In the event of a material future modification or replacement of the financial covenants applicable to LS&CO. under its credit agreements or unanticipated change in LS&CO.’s corporate structure, assets or liabilities, such as the acquisition or divestiture of material assets or receipt of an equity investment, the HR Committee will consider the implications of such event with respect to the Financial Performance Condition. If, upon such consideration, the HR Committee determines that a modification of the Financial Performance Condition should be made in order for the Financial Performance Condition to continue to achieve its intended purposes, the HR Committee will modify the Financial Performance Condition as deemed appropriate, in its discretion, and will promptly advise the Participants of such modification. Any such action will not constitute an amendment of this Agreement requiring the consent of affected parties.

2. Agreement to be Bound by HR Committee Determinations. Each of the Participants agrees that the HR Committee Determinations represent a reasonable exercise of the discretion of the HR Committee as administrator of the Plan and agrees to be bound by the HR Committee Determinations. In so agreeing, each of the Participants acknowledges that certain of the HR Committee Determinations apply differently to the Participants than to other holders of Awards and that such differences may diminish or increase in the future for a variety of reasons, including differences in applicable law in other jurisdictions, the effect of existing or new agreements between LS&CO. and other Award holders and future action by LS&CO., legislative, regulatory or judicial authorities or others. Each of the Participants confirms that his or her agreement to be bound by the HR Committee Determinations will not be affected by any such difference in treatment, whether or not such difference is currently contemplated, and is independent of the agreements of the other Participants.

3. Effect of Individual Employment Agreements. Each of the Participants agrees that the provisions of this Agreement supersede any inconsistent provision of any existing written or oral employment or other agreement between LS&CO. and such Participant. Notwithstanding the foregoing, the vesting provisions set forth in Sections 7(a)(iii) and 7(b)(iii) of the Employment Agreement dated as of September 27, 1999 between LS&CO. and Philip A. Marineau will continue in effect and be unaffected by this Agreement. For the avoidance of doubt, the accelerated vesting of Leadership Shares described therein applies to the satisfaction of the Employment Condition but does not obviate the satisfaction of the Financial Performance Condition or affect the timing of payment of any tranche of the 2005 Installment that vests.

4. Nature of Agreement. This Agreement contains all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement, represents the final, complete and exclusive statement of the parties as to such subject matter and supersedes any and all prior or contemporaneous agreements (including any prior versions of this Agreement), negotiations, correspondence, understandings and communications among the parties, whether oral or written, as to such subject matter. This Agreement is not an employment or service contract, and nothing in this Agreement creates any obligation on the part of any Participant to continue in the service of LS&CO. or on the part of LS&CO. to continue such service. LS&CO. is an intended third-party beneficiary of this Agreement.

5. Miscellaneous. This Agreement will be governed for all purposes by California law, may be signed in counterparts, may be amended only by a written agreement signed by each affected party and will be binding on and inure to the benefit of the parties’ respective successors and assigns. The headings of the Sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.

The parties have executed this Agreement as of the date first written above.

/s/ ROBERT D. HAAS	/s/ PETER GEORGESCU

Robert D. Haas	Peter Georgescu

/s/ PHILIP A. MARINEAU	/s/ PATRICIA SALAS PINEDA

Philip A. Marineau	Patricia Salas Pineda

/s/ ANGELA GLOVER BLACKWELL	/s/ GARY T. ROGERS

Angela Glover Blackwell	Gary T. Rogers

/s/ JAMES C. GAITHER	/s/ G. CRAIG SULLIVAN

James C. Gaither	G. Craig Sullivan

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